As filed with the Securities and Exchange Commission on May 30, 2008

Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
__________________________________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
__________________________________________

SOTHEBY’S
(Exact name of registrant as specified in its charter)

Delaware	38-2478409
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1334 York Avenue	10021
New York, New York
(Address of Principal Executive Offices)	(Zip Code)

SOTHEBY’S AMENDED AND RESTATED RESTRICTED STOCK PLAN

(Full title of the plan)

__________________________________________

Gilbert L. Klemann, II
Executive Vice President, Worldwide General Counsel and Secretary
Sotheby’s.
1334 York Avenue
New York, New York 10021
(212) 606-7000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer _x_		Accelerated filer ___
Non-accelerated filer ___	(Do not check if a smaller reporting company)	Smaller reporting company ___

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities to be	Amount to be	offering price per	aggregate	Amount of
registered	registered	share (1)	offering price	registration fee

Common Stock	666,086(2)	$25.785	$17,175,027	$675.00

(1) Computed, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of Sotheby’s common stock as reported on the New York Stock Exchange on May 27, 2008.

(2) The shares of common stock being registered pursuant to this Form S-8 are in addition to the shares of common stock reserved for issuance under the Sotheby’s Amended and Restated Restricted Stock Plan, as amended, and its predecessor plan that were registered pursuant to previously filed registration statements on Form S-8.

EXPLANATORY NOTE

           Sotheby’s, a Delaware corporation (the “Registrant”) is filing this Registration Statement on Form S-8 with respect to the Sotheby’s Amended and Restated Restricted Stock Plan (as amended, the “Plan”) in order to register 666,086 shares of the Registrant’s Common Stock, par value $0.01 per share, that the Registrant has withheld from time to time for tax purposes upon the vesting of restricted stock grants under the Plan. In accordance with the terms of the Plan, the holder of these shares is deemed to have surrendered them immediately before the vesting of a particular portion of a grant. The withheld shares are then available for future restricted stock awards under the Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

          The Registrant incorporates by reference into this Registration Statement the following documents:

(a)

the Registrant’s Annual Report on Form 10-K (File No. 001-09750) for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2008 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	all other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007;

(c)

the description of the Company’s Common Stock contained in Item 1 of the Registrant’s Registration Statement on Form 8-A, dated March 7, 1990 (File No. 001-09750) and filed with the Commission on March 8, 1990 pursuant to Section 12 of the Exchange Act as amended by Amendment No.1 to Form 8-A, dated November 21, 2006 (File No. 001-09750), and filed with the Commission on November 21, 2006; and

(d)

all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all such securities then remaining to be sold.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

          The Company’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.             Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.           Indemnification of Directors and Officers.

          Pursuant to the Delaware General Corporation Law, as amended (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

          However, the DGCL does not permit indemnification in any derivative action, which is an action by or in the right of the corporation, if such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. Any such person who successfully defends any proceedings subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys’ fees.

          To the fullest extent permitted by the DGCL, the Registrant’s Certificate of Incorporation and ByLaws require the Registrant to indemnify its current and former directors and officers who, in such capacity, are a party or threatened to be made a party to any type of proceedings. In addition, such indemnification is also required for current and former directors and officers who are serving or have served as directors, officers, employees and agents of other entities at the request of the Registrant. This indemnity is available to such persons against all liability and loss suffered and expenses reasonably incurred by such persons in connection with any proceedings. In certain cases, the indemnified person will be entitled to the advancement of certain expenses. To the extent authorized from time to time by its Board of Directors, the Registrant may provide indemnification and expense advancement rights to any employee or agent of the Registrant.

          As permitted under the DGCL, the Registrant’s Certificate of Incorporation eliminates the liability of its directors to the Registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duties, except to the extent prohibited by the DGCL. In addition, the Registrant maintains directors’ and officers’ liability insurance that, under certain circumstances, would cover alleged violations of the DGCL.

Item 7.            Exemption From Registration Claimed.

          Not Applicable.

Item 8.           Exhibits.

Exhibit Number	Description

5	Opinion of Matthew A. Cole, Esq., special counsel to the Company, as to the legality of the shares.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Matthew A. Cole, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on signature page).

Item 9.           Undertakings.

          The Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the

Exchange Act that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of May, 2008.

SOTHEBY’S

By:	/s/ William F. Ruprecht
William F. Ruprecht
President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints William F. Ruprecht and William S. Sheridan, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), supplements and other documents related to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael I. Sovern	Chairman of the Board	May 30, 2008
Michael I. Sovern

/s/ The Duke of Devonshire	Deputy Chairman of the Board	May 30, 2008
The Duke of Devonshire

/s/ William F. Ruprecht	President, Chief Executive	May 30, 2008
William F. Ruprecht	Officer and Director

/s/ William S. Sheridan	Executive Vice President and	May 30, 2008
William S. Sheridan	Chief Financial Officer

/s/ John M. Angelo	Director	May 30, 2008
John M. Angelo

/s/ Michael Blakenham	Director	May 30, 2008
Michael Blakenham

/s/ Allen Questrom	Director	May 30, 2008
Allen Questrom

/s/ Donald M. Stewart	Director	May 30, 2008
Donald M. Stewart

/s/ Robert S. Taubman	Director	May 30, 2008
Robert S. Taubman

/s/ Diana L. Taylor	Director	May 30, 2008
Diana L. Taylor

/s/ Dennis M. Weibling	Director	May 30, 2008
Dennis M. Weibling

/s/ Robin G. Woodhead	Executive Vice President and	May 30, 2008
Robin G. Woodhead	Director

/s/ Kevin M. Delaney	Senior Vice President,	May 30, 2008
Kevin M. Delaney	Controller and Chief Accounting
Officer

Exhibit Index

Exhibit Number	Description

5	Opinion of Matthew A. Cole, Esq., special counsel to the Company, as to the legality of the shares.

23(a)	Consent of Deloitte & Touche LLP

23(b)	Consent of Matthew A. Cole, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on signature page).